Exhibit 99.1

Trinity Capital Inc. Reports Fourth Quarter and Full Year 2021 Financial Results

PHOENIX, (March 3, 2021 /PRNewswire/) -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the fourth quarter and year ended December 31, 2021.

Fourth Quarter 2021 Highlights

●Total investment income of $23.6 million, an increase of 53.9% year-over-year
●Net investment income (“NII”) of $10.6 million, or $0.39 per share, an increase of 100.1% year-over-year
●Made aggregate debt and equity investment commitments of $247.9 million
●Total gross investments funded of $197.5 million, comprised of $121.0 million across 11 new portfolio companies and $76.5 million across 14 existing portfolio companies
●Debt principal repayments of $41.7 million
●Investment portfolio of $873.5 million at fair value, an increase of 29.0% from Q3 2021
●Net asset value (“NAV”) per share increased to $16.40 from $14.70 on September 30, 2021
●Declared a dividend distribution of $0.36 per share for the fourth quarter, an increase of 9.1% from Q3 2021

“Trinity Capital had a banner year in 2021,” said Steven Brown, Chairman and Chief Executive Officer of Trinity Capital. “After our Nasdaq listing at the beginning of the year, we have delivered on our promises, achieved consecutive net portfolio growth and generated a record $757.0 million of total new commitments. Our operating performance in the fourth quarter generated GAAP net investment income of $0.39 per share, which covered our dividend by 108.3%. We have optimized our platform, generating consistent deal flow, executing thoughtful underwriting and strengthening our capital structure. In 2022, we expect to continue this momentum with strategic decisions aimed at achieving our primary objective of maximizing shareholder return.”

Full Year 2021 Highlights

●Total investment income of $82.2 million, an increase of 49.5% year-over-year
●Net investment income of $39.0 million, or $1.50 per share, an increase of 67.0% year-over-year
●Total gross investments funded of $558.3 million, an increase of 132.6% year-over-year
●Net investment portfolio growth of $379.8 million, an increase of 76.9% year-over-year
●Net asset value of $16.40 per share, an increase of 25.9% compared to $13.03 per share on December 31, 2020

“Our 2021 performance is a testament to our dedicated, best-in-class team and industry-leading platform that solidifies our position in an expanding market for growth-stage businesses,” said Kyle Brown, Chief Investment Officer and President of Trinity Capital. “2021 was just the beginning for Trinity Capital as a publicly traded BDC, and we enter 2022 committed to our disciplined investment strategy of generating long-term value for our shareholders.”

Fourth Quarter 2021 Operating Results

For the three months ended December 31, 2021, total investment income was $23.6 million compared to $15.3 million for the quarter ended December 31, 2020. This represents an effective yield on the average debt investments at cost of 15.2% and 14.5% for the periods ended December 31, 2021 and 2020, respectively. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total operating expenses, excluding interest expense, for the fourth quarter of 2021 were $6.8 million compared to $5.7 million during the fourth quarter of 2020. The increase was primarily attributable to higher D&O insurance expense following the Company’s IPO, higher compensation associated with additional headcount, variable compensation and amortization of restricted stock grants. Interest expense for the fourth quarter of 2021 was $6.2 million compared to $4.3 million during the fourth quarter of 2020. The increase is primarily attributable to the higher debt outstanding under our August 2026 Notes and December 2026 Notes offset by lower average debt outstanding under our credit facilities.

Net investment income was approximately $10.6 million, or $0.39 per share based on 27.2 million basic weighted average shares outstanding for the fourth quarter of 2021, compared to $5.3 million or $0.29 per share for the fourth quarter of 2020 based on 18.3 million basic weighted average shares outstanding.

Fourth quarter 2021 net realized gains on investments were approximately $7.5 million compared to a net realized loss of $5.0 million during the fourth quarter of 2020.

Net unrealized appreciation was $37.1 million during the fourth quarter of 2021, compared to net unrealized appreciation of $9.0 million during the fourth quarter of 2020.

Fourth quarter 2021 net increase in net assets resulting from operations was $55.1 million, or $2.03 per share based on 27.2 million basic weighted average shares outstanding. This compares to a net increase in net assets resulting from operations of $9.7 million or $0.53 per share based on 18.3 million basic weighted average shares outstanding for the fourth quarter of 2020.

Trinity Capital’s higher weighted average share count for the three-month period and year ended December 31, 2021 as compared to prior year is the result of approximately 8.0 million shares of common stock issued in connection with the Company’s initial public offering, approximately 281,000 shares issued under the dividend reinvestment plan, approximately 36,000 shares issued in connection with the Company’s ATM program and approximately 585,000 net shares issued in connection with restricted stock awards.

Net Asset Value

As of December 31, 2021, NAV per share increased to $16.40, compared to $14.70 on September 30, 2021. The increase in NAV was primarily the result of the unrealized appreciation and realized gains recognized during the fourth quarter and investment income that exceeded the Company’s declared dividend by $0.03 per share. Total net assets at the end of the fourth quarter of 2021 increased by 11.9% to $446.5 million, compared to $399.0 million at the end of Q3 2021.

Portfolio and Investment Activity

As of December 31, 2021, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $873.5 million and was comprised of approximately $551.9 million in secured loans, $184.1 million in equipment financings and $137.5 million in equity and warrants across 94 portfolio companies.

During the fourth quarter, the Company originated approximately $247.9 million of total new commitments comprised of secured loans totaling $174.2 million, equipment financing totaling $72.3 million and equity investments totaling $1.4 million. Fourth quarter investments funded totaled approximately $197.5 million, which was comprised of $121.0 million of investments in 11 new portfolio companies and approximately $76.5 million of investments in 14 existing portfolio companies. The Company continues to shift its portfolio to floating rate loans with approximately 56.8% of its debt portfolio at floating rates on December 31, 2021.

Proceeds received from repayments of the Company's debt investments during the fourth quarter totaled approximately $41.7 million, which included $24.6 million from early debt repayments and $17.1 million from normal amortization. In addition, the Company received $8.3 million from the sale of equity and warrant investments primarily related to four portfolio companies. The investment portfolio increased by $159.1 million or approximately 24.9% on a cost basis, and by $196.2 million or approximately 29.0% at fair value as compared to September 30, 2021.

As of the end of the fourth quarter, loans to two portfolio companies were on non-accrual status with a total fair value of approximately $5.1 million, or just 0.7% of the Company’s debt investment portfolio at fair value.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of December 31, 2021 and September 30, 2021 (dollars in thousands):

		December 31, 2021		September 30, 2021
Investment Risk Rating Scale Range	Designation	Investments at Fair Value	Percentage of Total Portfolio	Investments at Fair Value	Percentage of Total Portfolio
4.0 - 5.0	Very Strong Performance	$84,785	11.5%	$62,872	10.9%
3.0 - 3.9	Strong Performance	236,466	32.1%	224,287	38.8%
2.0 - 2.9	Performing	396,846	53.9%	267,391	46.3%
1.6 - 1.9	Watch	13,427	1.8%	16,194	2.8%
1.0 - 1.5	Default/Workout	4,444	0.6%	6,919	1.2%
	Total	$735,968	100.0%	$577,663	100.0%

As of December 31, 2021, the Company’s loan and equipment financing investments had a weighted average risk rating score of 3.0 as compared to 3.1 as of September 30, 2021.

Notes Offering

In December 2021, the Company closed a public offering of $75.0 million in aggregate principal amount of 4.25% Notes due 2026 (the “notes”). The notes will mature on December 15, 2026 and may be redeemed in whole or in part at Trinity Capital's option at any time at par plus a "make-whole" premium, if applicable. Trinity Capital received net proceeds from the offering of approximately $73.2 million after deducting underwriting discounts and commissions and estimated offering expenses.

Liquidity and Capital Resources

As of December 31, 2021, the Company had approximately $254.8 million in available liquidity, including $31.7 million in unrestricted cash and cash equivalents. At the end of the period, the Company had approximately $223.1 million in available borrowing capacity under its credit facilities with Credit Suisse and KeyBank, subject to existing terms and advance rates and regulatory and covenant requirements.

As of December 31, 2021, Trinity Capital's leverage was approximately 104.4% as compared to 77.7% as of September 30, 2021. The increase in the leverage ratio was primarily attributable to debt issued under the December 2026 Notes and borrowings under the KeyBank Credit Facility.

Distributions

On December 20, 2021, the Company’s Board of Directors declared a dividend of $0.36 per share with respect to the quarter ended December 31, 2021, which was paid on January 14, 2022, to shareholders of record as of December 31, 2021.

Portfolio Company M&A and IPO Activity

As of March 2, 2022, Trinity Capital held debt, equity or warrant investments in three portfolio companies that recently went public through the completion of combinations with special purpose acquisition companies (“SPACs”) or through a traditional IPO, and two companies that have entered into definitive agreements to go public via SPACs.

On November 10, 2021, E la Carte, Inc., (d/b/a Presto, Inc.), announced it had entered into a definitive merger agreement with Ventoux CCM Acquisition Corp. (Nasdaq: VTAQ). Trinity Capital initially committed $10.0 million in debt financing beginning in March 2016 and held warrants for 104,284 shares of common stock, 497,138 shares of preferred Series A stock and 106,841 shares of Preferred Series AA-1 stock as of December 31, 2021.

On November 11, 2021, Blackbaze, Inc. completed its initial public offering and began trading its common stock on the Nasdaq under the stock symbol “BLZE.” Trinity Capital initially committed $14.5 million of equipment financing beginning in December 2018 and held $8.4 million in equipment financing as of December 31, 2021.

On December 13, 2021, Footprint International Holding, Inc. announced it had entered into a definitive merger agreement with Gores Holding III (Nasdaq: GIIXU). Trinity Capital initially committed $18.0 million in equipment financing in February 2020 and held $6.8 million in secured loans, $10.6 million in equipment financing and a warrant for 38,171 shares of common stock as of December 31, 2021.

On February 3, 2022, GreenLight Biosciences, Inc. completed its de-SPAC merger with Environmental Impact Acquisition Corp. and began trading on the Nasdaq under the stock symbol “GRNA.” Trinity Capital initially committed $11.3 million in equipment financing beginning in March 2021 and held $9.5 million in equipment financing and a warrant for 219,839 shares of common stock as of December 31, 2021.

On March 2, 2022, Rigetti & Co., Inc. completed its de-SPAC merger with Supernova Partners Acquisition Company II, Ltd. and began trading on the Nasdaq under the stock symbol “RGTI.” Trinity Capital initially committed $12.0 million in debt financing beginning in April 2021 and held $27.0 million in secured loans and a warrant for 995,099 shares of common stock as of December 31, 2021.

Subsequent Events

In January 2022, the Company disposed of 1,867,973 shares of common stock in Lucid Group, Inc. (Nasdaq: LCID) (“Lucid”) and 571,941 shares of common stock in Matterport Inc. (Nasdaq: MTTR) (“Matterport”), which had a combined investment cost of approximately $9.0 million. The Company received approximately $59.8 million in aggregate net proceeds and expects to recognize an aggregate net realized gain of approximately $50.8 million in the quarter ending March 31, 2022 from the sale of its equity investments in Lucid and Matterport. These sales liquidated the Company’s position in both investments.

On January 8, 2022, the Credit Suisse Credit Facility matured in accordance with its terms, and all outstanding indebtedness thereunder was repaid. Additionally, in conjunction with the maturity of the Credit Suisse Credit Facility, the restrictions on our cash thereunder expired.

Conference Call

Trinity Capital will hold a conference call to discuss its fourth quarter and full year 2021 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, March 3, 2021.

To listen to the call, please dial (800) 909-7113, or (785) 830-1914 internationally, and reference Conference ID: TRINQ421 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (800) 839-9557 or (402) 220-6089.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity Capital's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity Capital believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
vgarg@trincapinvestment.com

TRINITY CAPITAL INC.

Consolidated Statements of Assets and Liabilities

(In thousands, except share and per share data)

	December 31,	December 31,
	2021	2020

ASSETS
Investments at fair value:
Control investments (cost of $38,994 and $57,072, respectively)	$32,214	$48,730
Affiliate investments (cost of $41,609 and $20,653, respectively)	32,192	27,650
Non-control / Non-affiliate investments (cost of $717,253 and $420,611, respectively)	809,064	417,271
Total investments (cost of $797,856 and $498,336, respectively)	873,470	493,651
Cash and cash equivalents	31,685	44,656
Restricted cash	15,057	16,445
Interest receivable	5,551	3,468
Deferred credit facility costs	2,308	—
Prepaid expenses	693	744
Other assets	8,354	744
Total assets	$937,118	$559,708

LIABILITIES
August 2026 Notes, net of $2,679, and $0, respectively, of unamortized deferred financing costs	$122,321	$—
2025 Notes, net of $3,616, and $4,697, respectively, of unamortized deferred financing costs	121,384	120,303
December 2026 Notes, net of $1,842, and $0, respectively, of unamortized deferred financing costs	73,158	—
Convertible Notes, net of $2,515, and $3,448, respectively, of unamortized deferred financing costs and discount	47,485	46,552
KeyBank Credit Facility	81,000	—
Credit Suisse Credit Facility, net of $0 and $2,107, respectively, of unamortized deferred financing costs	10,000	132,893
Distribution payable	9,803	4,947
Security deposits	10,840	7,874
Accounts payable, accrued expenses and other liabilities	14,594	8,391
Total liabilities	490,585	320,960

Commitments and contingencies (Note 6)

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 27,229,541 and 18,321,274 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively)	27	18
Paid-in capital in excess of par	368,609	263,366
Distributable earnings/(accumulated loss)	77,897	(24,636)
Total net assets	446,533	238,748
Total liabilities and net assets	$937,118	$559,708
NET ASSET VALUE PER SHARE	$16.40	$13.03

TRINITY CAPITAL INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
INVESTMENT INCOME:
Interest income:
Control investments	$578	$307	$5,242	$3,661
Affiliate investments	254	88	1,607	1,191
Non-Control / Non-Affiliate investments	20,677	14,048	69,778	46,403
Total interest income	21,509	14,443	76,627	51,255
Fee income:
Non-Control / Non-Affiliate investments	2,098	897	5,565	3,709
Total fee income	2,098	897	5,565	3,709
Total investment income	23,607	15,340	82,192	54,964

EXPENSES:
Interest expense and other debt financing costs	6,241	4,340	20,394	16,773
Compensation and benefits	4,475	4,496	15,518	10,433
Professional fees	688	731	2,667	2,283
General and administrative	1,627	487	4,581	2,104
Total expenses	13,031	10,054	43,160	31,593

NET INVESTMENT INCOME (LOSS)	10,576	5,286	39,032	23,371

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	—	—	(2,725)	—
Affiliate investments	668	—	2,159	—
Non-Control / Non-Affiliate investments	6,784	(5,030)	13,274	(9,403)
Net realized gain/(loss) from investments	7,452	(5,030)	12,708	(9,403)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	483	(992)	1,570	(8,342)
Affiliate investments	(2,250)	2,620	(16,415)	6,997
Non-Control / Non-Affiliate investments	38,849	7,367	95,425	(3,621)
Net change in unrealized appreciation/(depreciation) from investments	37,082	8,995	80,580	(4,966)

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS BEFORE FORMATION COSTS	55,110	9,251	132,320	9,002
Costs related to the acquisition of Trinity Capital Holdings and Legacy Funds	—	472	—	(15,114)
NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$55,110	$9,723	$132,320	$(6,112)

NET INVESTMENT INCOME PER SHARE - BASIC	$0.39	$0.29	$1.50	$1.29
NET INVESTMENT INCOME PER SHARE - DILUTED	$0.38	0.29	$1.45	$1.29

NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC	$2.03	$0.53	$5.09	$(0.34)
NET CHANGE IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - DILUTED	$1.83	$0.53	$4.64	$(0.34)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	27,201,085	18,261,331	25,980,797	18,092,494
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	30,540,885	18,261,331	29,320,597	18,092,494